GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES NEW CORPORATE OFFICER
AND DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, November 18, 2019 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors has elected William P. Stengel, II (“Will”) to the position of Executive Vice President and Chief Transformation Officer. In this key leadership role, Mr. Stengel has responsibility for the effective management of GPC’s short- and long-term transformation including strategic growth, operating efficiency and cost saving initiatives across the organization.

Mr. Stengel joins Genuine Parts Company after spending more than a decade serving in various leadership roles at HD Supply. Most recently, Mr. Stengel served as President and Chief Executive Officer of HD Supply Facilities Maintenance. In addition, Mr. Stengel served as Chief Operating Officer and Chief Commercial Officer at HD Supply Facilities Maintenance and held executive management positions in strategic business development and other corporate functions at HD Supply. Prior to HD Supply, Mr. Stengel worked in the strategic business development group at the Home Depot and in various investment banking roles.

Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company, stated, “We are excited to welcome Will to Genuine Parts Company. His diverse relevant expertise, leadership skills, operating discipline and proven record of successful execution make him an excellent choice to lead our transformation initiatives. We look forward to Will’s contributions to the Company.”

Genuine Parts Company also announced today that its Board of Directors declared a regular quarterly cash dividend of seventy-six and one-quarter cents ($0.7625) per share on the Company’s common stock.

The dividend is payable January 2, 2020 to shareholders of record December 6, 2019.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company also distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia through its Industrial Parts Group. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and Canada. Genuine Parts Company had 2018 revenues of $18.7 billion. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO - (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628